TERMS OF EMPLOYMENT

This Employment Agreement (the "Agreement") is made effective on this 12th day of January, 2012 (the "Effective Date") by and among Flux Power, Inc, a California based Corporation (the “Company”) located at 2240 Auto Park Way, Escondido, CA 92029 and Steve Jackson (“Employee and/or I”), with a home address of 5105 Benton Place San Diego, CA 92116.

As a condition of employment with Company, Employee and Company agree to the following Terms of Employment:

1.	Employment, Duties and Acceptance
A.	Appointment. Company hereby employs Employee as the Chief Financial Officer (“CFO”) and Chief Operation Officer (“COO”) whom shall report to the CEO and Board of Directors and render exclusive and full-time services in an executive capacity to Company and to any subsidiary of Company and to devote Employee’s best efforts to the affairs of the Company and to perform such duties as respectively defined below.

CFO— Responsible for the financial management of the Company including but not limited to managing financial risks, financial planning, record keeping and reporting.

COO—Responsible for the daily operation of the Company including but not limited to the proper management of resources, oversee the making and distribution of products and services to customers, implement process and systems to support company goals and manage conduct.

B.	Acceptance. Employee hereby accepts such employment and agrees to render such services. Employee agrees to render such services at Company's offices, but Employee will travel on temporary trips to such other place or places as may be required from time to time to perform the duties hereunder.

2.	Compensation
A.	As compensation for all services to be rendered pursuant to this Agreement to or at the request of Company, Company agrees to compensate Employee a salary at the rate of one hundred forty two thousand dollars ($142,000) per annum (“Salary”). Additionally, salary shall be adjusted and granted in the event:

I.	The Company achieves booking/Sales milestones as described in the table below within a fiscal quarter, Salary will be directly tied and adjusted up and down accordingly as follows:

Quarterly Sales Milestones		Compensation

$3	M	$164,500
$5	M	$188,000
$10	M	$211,500
$15	M	$235,000

a.	Sales are defined as gross revenue less returns, and bad debt allowance (“Sales”).
b.	The Salary for the Employee shall always be calculated based on the Company’s Sales in the previous quarter. The following is provided as an example of the Employee’s Salary based on the table above and as used in practice: if the Company Quarterly Sales Milestone of $5M is achieved in the first quarter the Salary for employee for the forgoing second quarter shall be based on $188,000 salary annually. In the event the Company Quarterly Sales Milestone of $3M is achieved in the second quarter of the same year the Salary for the Employee for the forgoing third quarter shall be based on $164,500 salary annually.
c.
B.	ADDITIONAL COMPENSATION
Additional compensation may include, but is not limited to, equity compensation, vacation time, medical coverage, and bonus structure, as attached hereto as Exhibit A.

3.	EMPLOYMENT AT WILL

Employee agrees that unless specifically stated in writing and signed by an authorized officer of the Company, subject to controlling law, any employment granted to Employee is at will and for an indefinite term, and that such employment may be terminated at any time (subject to such requirements as to notice as may be applicable) either by Employee or by the Company for any or no reason whatsoever, and Employee hereby waive and disclaim any express or implied covenants to the contrary. In accepting employment by Company, Employee agrees not to rely on any statements or representations, whether orally or in writing, by any officers, employees or agents of Company concerning the duration or term of employment, grounds and procedures for discharge or termination of employment, or any other terms and conditions of employment except those specifically stated in writing and signed by an authorized officer of Company. Employee further agrees and understands that the provisions of any employee handbooks, personnel manuals and any and all other written statements of or regarding personnel policies, practices or procedures that are or may be issued by Company or any official or department thereof from time to time do not and shall not constitute a contract of employment and create no vested rights; that any such provisions may be changed, revised, modified, suspended, cancelled, or eliminated by Company at an time without notice; and that they constitute guidelines only and may be disregarded either in individual or Company wide situations when in the sole opinion and judgment of Company circumstances so require.

4.	PROBATION PERIOD

An Employee's first ninety (90) days of employment are on a trial basis and are considered a continuation of the employment selection process. The ninety (90) day probationary period (“Probation Period”) provides the Company an opportunity to observe and evaluate the capacity of the Employee, which includes the Employee’s ability to satisfactorily perform the essential functions of his or her job; and to observe and evaluate the employee’s work habits and conduct, including attendance and the Employee’s relationship with coworkers and superiors. During this probationary period, the Company may terminate employment immediately, with or without cause and with or without notice. This 90 day probationary period is not a term of employment and is not intended, nor does it, impact the at will nature of the relationship between the Company and the Employee.

5.	CONFIDENTIAL INFORMATION
A.	Company Information. Employee agrees at all times during the term of employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Company, or to disclose to any person, firm or corporation without written authorization of Company, the Confidential Information of Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to research, product plans, products, services, customer lists and customers (including, but not limited to customers of the Company on whom Employee call or with whom Employee became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to me by Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Company acknowledges that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

B.	Former Employer Information. Employee agrees not to improperly use or disclose any patent, copyright, proprietary information or trade secrets of any former or concurrent employer or other person or entity and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person, or entity.

C.	Third Party Information. Employee agrees and recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information (such as, but not limited to, software programs provided by license) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Company consistent with Company’s agreement with such third party. I agree to comply with Company’s policies and procedures, as applicable from time to time, with respect to such information.

6.	INVENTIONS
A.	Inventions Retained. I agree not to use, incorporate or disclose any proprietary information or inventions which belong to me and relate to the Company’s proposed business, products or research and development and which are not assigned to the Company hereunder and belong to me prior to executing this agreement.

B.	Assignment of Inventions. I hereby assign and transfer to the Company all my rights, title and interest in and to all improvements, discoveries, designs, inventions, trade secrets, improvement works, documents and other data (whether or not copyrightable or patentable), made, conceived or first reduced to practice by me, (the “Innovations”) whether solely or jointly with others, during my period of employment with the Company which relate to the actual work I have performed or may perform for the Company. This Assignment Agreement does not require me to assign to the Company any Invention for which no equipment, supplies, facility, or trade secret information of Company was used and that was developed entirely on my own time, and does not relate to the business of Company or to Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by my for Company.

C.	Maintenance of Records. I agree to assist Company, or its designee, at Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I agree that the obligation to execute or cause to be executed, when it is in my power to do so, and such instrument or papers shall continue after the termination of my employment. If Company is unable to secure my signature due to mental or physical incapacity or if I am otherwise unavailable or unable to sign or to apply for or pursue any application for any United States or foreign patents or for copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

7.	CONFLICTING EMPLOYMENT

I agree that, during the term of my employment with Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to Company. At no time shall I develop an/or cause others to develop technologies that directly relate to and/or compete with Flux’s products

8.	RETURNING COMPANY DOCUMENT

I agree that, at the time I leave the employ of Company, I will deliver to Company (and will not keep in possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to employment with Company or otherwise belonging to Company, its successors or assigns.

9.	NOTIFICATION OF NEW EMPLOYER

Upon termination of my employment for any reason, I hereby grant consent to notification by the Company to any subsequent employer about rights and obligations under the Agreement.

10.	SOLICITATION OF EMPLOYEES

I agree that for a period of twelve (12) months immediately following the termination of my employment with Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Company, either for me or for any other person or entity.

11.	OTHER POLICIES

I agree to comply with all Company policies, rules and procedures that are generally applicable to Company employees.

12.	EQUITABLE RELIEF

I agree that it would be impossible or inadequate to measure and calculate Company’s damages from any breach of the covenants set forth in Sections 4, 5, and 7 herein. Accordingly, I agree that upon breech of any of such Sections, Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other surety shall be required in order to obtain such relief and I hereby consent to the issuance of such injunction and to any order of specific performance.

13.	ARBITRATION

Except for equitable relief pursuant to Section 9 above, any dispute between the parties arising out of the Agreement shall be resolved through arbitration by a single arbitrator acting under the auspices and rules and regulations of the American Arbitration Association, located in San Diego, California, and in such event the decision of the arbitrator shall be binding upon the parties and enforceable in a court of competent jurisdiction. The parties agree to negotiate any dispute arising out of the Agreement in good faith.

14.	Severance

In the event the Employee is terminated after the Probation Period for any reason other than for cause, Company agrees to provide employee with a severance payout equal to six (6) months of employment.

15.	GENERAL PROVISIONS
A.	Governing Law; Consent to Personal Jurisdiction This Agreement will be governed by the laws of the State of California, and I hereby expressly consent to the personal jurisdiction of the state and federal courts located therein for any lawsuit filed there by the Company arising from or relating to my employment.
B.	Entire Agreement. This Terms of Employment sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges, all prior discussions between us. No modification of or amendment to this Terms of Employment, nor any waiver of any rights, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of the Terms of Employment.
C.	Severability. If one or more of the clauses in this Agreement are deemed unenforceable, then the remaining clauses will continue in full force and effect. In the event a provision contained in any Restrictive Covenant shall be declared by a court of competent jurisdiction to be illegal or unenforceable in whole or in part, then the offending provision automatically shall be deemed modified to conform to the minimum requirements of law. The provision as modified, together with all other provisions hereof, shall be given full force and effect.

D.	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
E.	Company. The term “Company” shall include any subsidiaries, affiliates, predecessors, or successors of the Company.

16.	Independent Representation

Each party warrants and represents that (i) this Agreement has been prepared by the Company’s legal counsel, (ii) he/she has been advised to obtain the advise of personal or independent counsel in the analysis of this Agreement, and (iii) that he/she has read this Agreement with care and believes that he/she is fully aware of and understands the contents hereof and their legal effect.

17.	Survival of Covenants and Provisions

The terms and obligations of Sections 4, 5 and 9 of this Agreement shall survive the termination of Employee's employment with the Company or any subsidiary of the Company, and shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties as of the day and year first above written have executed this Agreement.

Flux Power Inc	Chris Anthony

By:	/s/Chris Anthony	By:	/s/Steve Jackson
Officer’s signature:		Employee’s Signature

Chris Anthony, President & CEO	Steve Jackson
Officer’s Name & Title: (Please Print)

01/12/2012	01/12/2012
Date:	Date:

EXHIBIT A

ADDITIONAL COMPENSATION

Equity Compensation: It will be recommended to the Company’s board of directors that you participate in the Company Incentive Stock Option program (“ISO”) at the first meeting of the Company’s board of directors following your start date and that the Company grant you an option to purchase 300,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. Additionally, in the event the Company achieves bookings/sales in the amount of $40 million by year end 2012 and subject to board approval, Company will grant you an option to purchase an additional 50,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant. Both grants shall vest at a rate of 25% for every 12 months of continued employment with the Company and no shares shall vest before such date.

These option grants shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Medical Insurance: Health and dental insurance (100% company paid) for employee and spouse only (effective the first of the month after a 30 day waiting period). Family coverage can be purchased by employee.

Vacation Time: Personal time off bank of 15 days in your first year, after one year service your bank will increase to 20 days.

Bonus Structure: To be determined as departmental goals are instituted and job descriptions are further defined.

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